UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2015

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 10, 2015, we entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Comerica Bank (“Comerica”). We immediately used proceeds from the Loan and Security Agreement to terminate and pay off all of the approximately $17.7 million in principal and accrued interest under the loan and security agreement by and among us and Hercules Technology Growth Capital, Inc., dated as of December 20, 2011, as amended (the “Hercules Loan”).

The Loan and Security Agreement provides that we may borrow up to $20.0 million in a term loan (the “Term Loan”) and, upon FDA approval of our planned New Drug Application, or NDA, for solithromycin, we may also borrow an aggregate amount equal to the lesser of (i) up to 75% of our eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million (the “Revolver”). After FDA approval of our planned NDA for solithromycin, we may convert the Term Loan to the Revolver, in which event the Revolver would have a maximum amount available to us of $25.0 million. The Loan and Security Agreement specifies the criteria for determining eligible inventory and eligible accounts receivable and sets forth ongoing limitations and conditions precedent to our ability to borrow under the Revolver. At closing, we received the full $20 million under the Term Loan and paid a facility fee of $100,000 for the Term Loan and a facility fee of $187,500 for the Revolver.

Amounts borrowed under the Term Loan may be repaid and reborrowed at any time without penalty or premium. The Term Loan will be interest-only through April 30, 2016, followed by an amortization period of 36 months of equal monthly payments of principal plus interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Any amounts borrowed under the Term Loan will bear interest at a floating interest rate equal to the 30 Day LIBOR rate plus 5.2%.

Amounts available to be borrowed under the Revolver may also be repaid and reborrowed at any time without penalty or premium prior to December 31, 2017, at which time all advances under the Revolver shall be immediately due and payable in full. Any amounts borrowed under the Revolver will bear interest at the 30 Day LIBOR rate plus 4.2%. Once available, the Revolver is subject to an annual unused facility fee equal of 0.25%.

We have granted Comerica a security interest in substantially all of our respective personal property assets, excluding our intellectual property and our stock in our subsidiaries, to secure our outstanding obligations under the Loan and Security Agreement.

We are subject to a single financial covenant during the term of the Loan and Security Agreement, which requires that we maintain a minimum of $15 million of unrestricted cash at Comerica at all times (the “Minimum Cash Covenant”); provided, however, that if we complete a capital raise of at least $150 million from the sale of our equity securities or from a strategic or joint venture partnership, or from a combination thereof, prior to September 30, 2016, the Minimum Cash Covenant will be reduced to $10 million. The Loan and Security Agreement also requires that solithromycin remain in development or commercialization throughout the term of the Loan and Security Agreement.

We are also obligated to comply with various other customary covenants, including, among other things, restrictions on our ability to: dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make distributions to our stockholders, make investments, enter into certain transactions with affiliates, or pay down subordinated debt, subject to specified exceptions.

The Loan and Security Agreement contains customary events of default that entitle Comerica to, among other things, accelerate our obligations and require repayment of the outstanding indebtedness, set off and apply to our obligations any and all balances and deposits we hold at Comerica, and enforce Comerica’s security interest against the collateral. Events of default include, among others, our failure to pay any obligations when due or perform any covenants under the Loan and Security Agreement, material misrepresentations, events constituting a material adverse change, attachment or a similar encumbering of a material portion of our assets, bankruptcy and insolvency defaults, our payment on account of subordinated debt, and our failure to maintain development or commercialization of solithromycin.

The foregoing description of the Loan and Security Agreement is qualified in its entirety by reference to the full text of the Loan and Security Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The Loan and Security Agreement contains representations, warranties and covenants that (i) we have made solely for the benefit of Comerica, (ii) should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties, (iii) have in some cases been qualified by disclosures made to Comerica in connection with the negotiation of the Loan and Security Agreement and not necessarily reflected therein, (iv) may apply standards of materiality in a way that is different from what may be material to investors and (iv) are made only as of the dates specified in the Loan and Security Agreement and are subject to more recent developments. Investors are not third party beneficiaries under the Loan and Security Agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of our actual state of facts or conditions.

Item 1.02	Termination of a Material Definitive Agreement.

On July 10, 2015, we used a portion of the proceeds from the Loan and Security Agreement to terminate and pay off all of the approximately $17.7 million of principal and accrued interest under the Hercules Loan. On December 20, 2011 we entered into the Hercules Loan, which was amended on May 31, 2013, and on March 27, 2014, and under which we could borrow up to $25.0 million. Under the terms of the Hercules Loan, we were required to repay the indebtedness on or before April 1, 2018. The Hercules Loan was secured by all of our assets except our intellectual property. The Hercules Loan included customary covenants, representations and events of default for a credit facility of its size and type. In addition to the repayment of principal and interest on the Hercules Loan, we were required to pay an aggregate of approximately $1.2 million in back-end and prepayment fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of July 10, 2015, by and among Comerica Bank and Cempra, Inc., Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: July 16, 2015	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer